EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K of The Peoples Holding Company of our report, dated February 6, 2004, except for note 12 as to which the date is March 9, 2004, appearing in the Annual Report on Form 10-K of Heritage Financial Holding Corporation for the year ended December 31, 2003.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia

January 5, 2005